EXHIBIT 10.2

December 1, 2009

Lynn Utter

East Greenville, PA

Dear Lynn:

It is my pleasure to inform you that you will be a participant in the 2010 Knoll, Inc. Incentive Compensation Program.

In these challenging times, our objectives are simple and something that each of us can help contribute to:

Protect our balance sheet and profitability while ensuring that we make the right investments in products, service and technology to position Knoll for long term success as demand eventually recovers.

Our success in 2010 and beyond will be a direct result of your ability to help us accomplish these long term goals while meeting our short term 2010 operating profit plan.

If you achieve your individual goals and Knoll makes its 2010 operating profit plan, you can qualify for a total target incentive payment of $500,000.

This award is subject to my approval and that of the Knoll, Inc. Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors), which may exercise discretion in adjusting your award up or down based on factors the Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors) deems appropriate, including Knoll's performance relative to the industry, other macroeconomic factors and your individual performance. You must be employed by Knoll on the date this award is distributed in order to receive this incentive.

I have great confidence in your ability to contribute to our success in 2010 and look forward to being able to present you with your award in early 2011.

Thank you for all that you do for Knoll.

Sincerely,

/s/ Andrew B. Cogan

Andrew B. Cogan

CEO